Exhibit 10.11

LED LIGHTING COMPANY

4000 Bridgeway, Suite 400

Sausalito, California 94965

December 9, 2013

J Thomas Hannan

1894 East William St., Ste. 4-332

Carson City, NV 89701

Re:

Agreement For Consulting Services

Dear Tom:

This letter Agreement (“Agreement”) sets forth the terms upon which J Thomas Hannan (“Consultant”) and LED Lighting Company (the “Company”) have agreed that Consultant shall provide business-consulting services to the Company.

1.

Services  Consultant is an experienced investor, business advisor and entrepreneur who shall provide services in those areas to the Company.  Consultant is also an attorney at law admitted to practice in the State of California and “of Counsel” to the law firm of Bartko, Zankel, Bunzel & Miller (“Bartko”).  The Company has been informed that Bartko is unable to provide legal services to it because of a conflict of interest with a client.  Consultant has fully explained the nature of this conflict, and the Company, after due deliberation, has decided that it shall neither seek legal advice nor rely upon any advice provided by Consultant as legal advice.  The services to be provided are those described in Exhibit A hereto (“Services”).  In the event the Company desires in the future to retain Consultant as a legal advisor, and if at that time the afore-described conflict no longer exists, separate arrangements for any such legal services shall be made on mutually agreeable terms.

2.

Monthly Compensation.  Commencing as of November 1, 2013, the Company agrees to pay Consultant a monthly fee in the amount of five thousand dollars ($5,000.00) during the term of the Agreement.

3.

Equity Compensation.  The Company also agrees to provide additional compensation to Consultant by issuing Consultant 500,000 shares of Company common stock. Consultant acknowledges and agrees that the shares of Common Stock to be issued hereunder are characterized as “restricted securities” under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated there under, “Securities Act”) and that, under the Securities Act and applicable regulations there under, such securities may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption there from.  Additionally, Consultant contractually agrees he may not sell or transfer such shares until they are eligible to be transferred or sold under the Rule 144 holding period.  Consultant acknowledges and agrees that () the shares of Common Stock are being issued in a transaction not involving any public offering in the United States within the meaning of the Securities Act, and the shares of Common Stock have not yet been registered under the Securities Act, () such shares of Common Stock may be offered, resold, pledged or otherwise transferred only in a transaction registered under the Securities Act, or meeting the requirements of Rule 144, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) and in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction, and  (iii) the shares of Common Stock shall bear a legend indicating their restricted nature.

J Thomas Hannan

December 9, 2013

4.

Term of Agreement.  This Agreement shall continue in effect until such time as terminated by either of the parties upon thirty (30) days written notice.

5.

Execution and Delivery.  This Agreement may be executed in paper form and in counterparts, but delivered by electronic transmission.  All counterparts taken together shall constitute a single agreement.

Please acknowledge your agreement to these terms by signing below and returning a copy of this Agreement to me.  Thank you.

Sincerely,

/s/ Kevin Kearney

Kevin Kearney, CEO

Acknowledged and Agreed:

/s/ J. Thomas Hannan

J Thomas Hannan

J Thomas Hannan

December 9, 2013